Exhibit 99.1

Midas Reports First Quarter Results

ITASCA, Ill.--(BUSINESS WIRE)--May 6, 2010--Midas, Inc. (NYSE: MDS):

  Earnings per share of $0.05 after $0.05 of arbitration costs
  Shop traffic increases 13 percent in U.S. Midas shops
  U.S. comparable shop sales up 2.6 percent
  Company-operated shop comparable retail sales up 5 percent

Midas, Inc. (NYSE: MDS) reported net earnings of $0.7 million—or $0.05 per diluted share—for the first quarter ended April 3, 2010, compared to $1.0 million—or $0.07 per diluted share—in the first quarter of 2009. First quarter 2010 results were negatively affected by $1.1 million of incremental legal and other expenses incurred in preparation for the July 2010 arbitration with the company’s master licensee in Europe. These arbitration costs had an after-tax impact of $0.05 per diluted share.

Retail Sales

“The positive momentum in retail sales that we experienced in the fourth quarter of 2009 continued into this year, as retail sales in U.S. Midas shops grew by 2.6 percent during the quarter on a comparable shop basis,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “March comparable shop sales at U.S. shops were up by five percent, the best single-month performance improvement since September 2006.”

Feldman said that the sales increase was driven by continued growth in customer count and a slowdown in the decline in average ticket.

“Average daily car count at U.S. Midas shops increased by 13 percent during the quarter—on top of double digit increases for all of 2009, while the average ticket declined by 7.4 percent in the first quarter compared to 12 percent for all of 2009, ” Feldman said.

“Midas is continuing to attract customers with value-priced oil changes, which includes a comprehensive courtesy check on all vehicles,” he said. “Oil change revenues increased by 21 percent in U.S. shops during the quarter, on top of an increase of 24 percent in the first quarter last year when Midas began aggressive local promotions of oil changes through network radio commercials and direct mail.

“This marketing strategy is enabling our shops to attract new customers and to begin to establish long-term relationships with them,” Feldman said.

In U.S. Midas shops, tire sales grew by 13 percent in the quarter and suspension sales were up by six percent, while exhaust was slightly positive and brakes declined by three percent, better than the five percent decline for all of 2009.

To improve brake sales, there is a system-wide training effort under way for franchisees and shop employees called the “Midas Way.” The program is based on a disciplined series of inspection and customer communication procedures for every contact point with customers.

“We launched a ‘Midas Way’ pilot in Philadelphia last November, where comparable retail sales in participating shops have increased by 13 percent from December through March over the same period a year ago, with brake sales up 11 percent,” Feldman said. “We launched a second ‘Midas Way’ test market in St. Louis in February and the preliminary results show comparable shop sales at participating shops up approximately 10 percent.”

Comprehensive training for the “Midas Way” operational and customer communication process will be rolled out throughout North America during 2010. To date, the training has been completed for Midas shops in Denver, Dallas, Detroit, Chicago and California.

Comparable shop sales at U.S. company-operated Midas shops were up five percent during the quarter, following an eight percent increase in the fourth quarter of 2009. Midas added 22 company shops during the quarter and re-franchised five and now has 117—111 in the U.S. and six in Canada—compared to 98 in the first quarter one year ago. The increase in company-operated shop count was due to the January acquisition of 22 shops in Northern California.

Midas’ retail sales continued to be weak in Canada, with overall comparable shop sales down by six percent, led by a decline of six percent in brakes and 15 percent in exhaust.

First Quarter Results

Total sales and revenues for the quarter were $47.7 million, compared to $44.3 million in the first quarter last year.

Midas’ franchising revenues were $12.9 million for the quarter, down slightly from $13.0 million in 2009, as comparable shop sales gains in the U.S. were offset by a decline in the franchised shop count.

Real estate revenues were $7.9 million compared to $8.3 million last year. The decline in real estate revenues resulted from fewer rent-producing shops in operation. There were 524 rent producing Midas shops operating in the U.S. and Canada at the end of the first quarter this year, down from 557 in 2009.

Revenues from retail sales at company shops were $19.8 million during the quarter, up from $15.6 million in 2009. The increase is the result of the five percent comparable shop retail sales growth, as well as having 19 more company shops compared to the first quarter of 2009.

Replacement part sales and product royalties were $5.6 million, down from $6.1 million a year ago, primarily due to the discontinuation of Midas’ role as a re-billing agent for Shell oil products. Shell has agreed to bill Midas franchisees directly.

Revenues from the company’s R.O. Writer software business were $1.5 million in the first quarter, compared to $1.3 million last year.

First quarter operating income was $3.5 million, compared to $3.7 million for the same period a year ago. The decline in operating income was solely the result of the $1.1 million of incremental legal and other fees incurred in connection with the upcoming arbitration of the company’s current contractual dispute with its master licensee in Europe. The company expects a similar level of spending in the second quarter of 2010, but, in accordance with the applicable arbitration rules, Midas will be entitled to and intends to seek reimbursement of a substantial portion of these legal fees should the company prevail in this arbitration.

Operating contribution for the quarter was the same or better than last year for the company’s franchising, R.O. Writer and SpeeDee businesses. The company-operated shop business reported an operating contribution improvement of $0.4 million.

Selling, general and administrative (SG&A) expenses were $13.7 million during the first quarter, compared to $13.2 million in 2009, again as a result of the $1.1 million of incremental arbitration costs.

Interest expense for the quarter was $2.5 million, up from $2.0 million in 2009, as the interest rates under the Company’s revolving credit facility were increased to current market rates when the company extended its credit agreement in December 2009. The company’s bank debt was $74.4 million at the end of the first quarter, compared to $71.9 million at the end of 2009, and $88.0 million at the end of the first quarter of 2009.

Midas recorded income tax expense of $0.5 million during the first quarter, compared to $0.8 million in the first quarter of 2009. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $68 million from previous years.

Cash Flow

Selected Cash Flow Information ($ in millions)	Q1	Q1
	2010	2009

Cash provided by operating activities before cash
outlays for business transformation costs and net
changes in assets and liabilities	$4.0	$4.6
Cash outlays for business transformation costs	(0.1)	(0.1)
Net changes in assets and liabilities	(1.3)	(6.2)
Net cash provided by (used in) operating activities	$2.6	$(1.7)

Capital investments	$(0.5)	$(1.1)
Cash paid for acquired businesses	(3.5)	(0.1)
Net borrowings of long-term debt and leases	$2.1	$4.0

Net cash flow provided by operating activities was $2.6 million for the first quarter, compared to $1.7 million used in operating activities for the first quarter of 2009. This cash flow was primarily used to fund the acquisition of company-operated shops and capital investments. The company continues to focus on reducing outstanding debt.

SpeeDee Co-Brand Update

The company continues to expand its co-brand program based upon the sales growth at the initial test shops.

There are 14 company-operated Midas shops in the Chicago and San Diego areas that have added SpeeDee services. These shops reported comparable shop sales increases of 11 percent in the first quarter.

The company extended the program to Midas franchisees in the fourth quarter of 2009, when two Midas franchisees added SpeeDee services to their Midas shops in New York and Texas. Comparable shop retail sales at these franchised shops were up by 18 percent in the quarter.

The four franchised SpeeDee shops in northern California that added Midas services in 2008 continue to show sales growth and were up four percent for the first quarter following an eight percent increase in the fourth quarter.

There were 24 co-branded locations at the end of first quarter.

“We currently have 14 Midas and SpeeDee shops in the process of co-branding, and expect to have as many as 50 shops co-branded by the end of 2010” Feldman said.

2010 Outlook

“We are confident that our marketing strategy to attract customers with value-priced oil changes will lead to continued improvements in customer count and retail sales,” Feldman said.

“We also are encouraged by the sales gains at company-operated shops, the preliminary results of our ‘Midas Way’ efforts and the slowing decline in our brake business, as well as the continuing success in building sales at Midas-SpeeDee co-branded locations,” he said.

He said Midas and SpeeDee are well-positioned to benefit from increased consumer spending to maintain the aging vehicle population of more than 240 million cars and light trucks on U.S. highways.

Feldman said the company will continue its strict management of costs to improve profitability as revenues increase.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,400 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 175 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter
	ended fiscal March
	2010	2009
	(13 weeks)	(13 weeks)

Sales and revenues:
Franchise royalties and license fees	$12.9	$13.0
Real estate revenues from franchised shops	7.9	8.3
Company-operated shop retail sales	19.8	15.6
Replacement part sales and product royalties	5.6	6.1
Software sales and maintenance revenue	1.5	1.3
Total sales and revenues	47.7	44.3
Operating costs and expenses:
Franchised shops – occupancy expenses	5.5	5.7
Company-operated shop parts cost of sales	5.5	4.3
Company-operated shop payroll and employee benefits	8.1	6.6
Company-operated shop occupancy and other operating expenses	6.4	5.3
Replacement part cost of sales	4.9	5.3
Warranty expense	0.2	0.1
Selling, general, and administrative expenses	13.7	13.2
(Gain) loss on sale of assets, net	(0.1)	0.1
Total operating costs and expenses	44.2	40.6

Operating income	3.5	3.7

Interest expense	(2.5)	(2.0)
Other income, net	0.2	0.1

Income before income taxes	1.2	1.8
Income tax expense	0.5	0.8

Net income	$0.7	$1.0

Earnings per share:
Basic	$0.05	$0.07
Diluted	$0.05	$0.07

Average number of shares:
Common shares outstanding	13.8	13.5
Common stock warrants	0.1	0.1
Shares applicable to basic earnings	13.9	13.6
Equivalent shares on outstanding stock awards	—	0.2
Shares applicable to diluted earnings	13.9	13.8

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	March	December
	2010	2009
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1.3	$0.9
Receivables, net	26.4	29.7
Inventories	5.8	5.6
Deferred income taxes	10.1	9.5
Prepaid assets	4.4	4.4
Other current assets	2.2	3.0
Total current assets	50.2	53.1
Property and equipment, net	85.2	86.4
Goodwill and other intangible assets, net	42.2	36.8
Deferred income taxes	45.2	46.1
Other assets	6.0	6.2
Total assets	$228.8	$228.6

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.5
Current portion of accrued warranty	2.0	2.0
Accounts payable	20.4	22.8
Accrued expenses	20.5	22.2
Total current liabilities	44.4	48.5
Long-term debt	74.4	71.9
Obligations under capital leases	1.5	1.6
Finance lease obligation	30.2	30.5
Pension liability	20.1	20.1
Accrued warranty	10.8	11.3
Deferred warranty revenue	5.8	5.3
Other liabilities	6.4	6.4
Total liabilities	193.6	195.6

Temporary equity:
Non-vested restricted stock subject to redemption	4.2	3.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized,
17.7 million shares issued) and paid-in capital	6.6	6.3
Treasury stock, at cost (3.5 million shares)	(71.5)	(71.5)
Retained income	111.7	111.0
Accumulated other comprehensive loss	(15.8)	(16.5)
Total shareholders’ equity	31.0	29.3
Total liabilities and shareholders’ equity	$228.8	$228.6

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016